EXHIBIT 10.16

Amended and Restated People’s Bank Supplemental Savings Plan

AMENDED AND RESTATED

PEOPLE’S BANK SUPPLEMENTAL SAVINGS PLAN

People’s Bank (the Bank), a Connecticut chartered capital stock savings bank, hereby amends and restates the People’s Bank Supplemental Savings Plan (the “Plan”) pursuant to its power so to do set forth in Section 7(b) of the Plan effective as of March 31,1998.

1. Preliminary Background. The Plan was established and is maintained to enable designated Employees of the Bank who, as a result of Internal Revenue Code restrictions and corresponding provisions of the People’s Bank Employee Savings Plan (now called People’s Bank 401(k) Employee Savings Plan and referred to herein as the “401(k) Plan”), were not able to enjoy the full benefits of the 401 (k) Plan expressed as a percentage of their compensation as were most of the Participants. At the time of the initial establishment of the Plan, all such restrictions were set forth in Section 415 of the Internal Revenue Code, but since that time, additional restrictions have been imposed by Sections 402(g) and 401(a)(17) of the Code. All such benefits are to be provided on an unfunded basis.

2. Definitions. Unless the context clearly otherwise requires, as used in this Agreement the following terms shall have the references and meanings set forth in this Section 2 and capitalized terms defined in the 401(k) Plan and not defined in this Section 2 shall have the same meanings as set forth in the 401(k) Plan.

(a)	“Annual Valuation Date” shall mean December 31 of any year during which any Plan benefits are in pay status or a Credit Rating Reduction is in effect; provided that in the event the Bank changes its fiscal year, the Bank may change the date of subsequent Annual Valuation Dates, but in no event shall more than twelve months elapse without an Annual Valuation Date other than by reason of there being neither Plan benefits in pay status nor a Credit Rating Reduction in effect.

(b)	“Beneficiary” shall mean any person who is entitled to benefits accrued to a deceased Participant pursuant to the terms of the Plan or who would be so entitled in the event of the death of a Participant.

(c)	“CEO” shall mean the Chief Executive Officer of the Bank or such officer or other person as may as of the time of reference have substantially the responsibilities and duties of the Chief Executive Officer of the Bank as of March 31, 1998.

(d)	“Change in Control” shall mean the occurrence of any of the following:

(i)	The Board of Directors of the Bank or Parent, shall approve (A) a merger or consolidation (or series of mergers and consolidations) of the Bank or Parent with any other corporation other than (1) a merger or consolidation (or series of mergers and consolidations) which would result in the voting stock (as described in paragraph (ii) of this subsection) of the Bank or Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than 80% of the combined voting power of the voting stock of the Bank or Parent (or such surviving entity) outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Bank or Parent (or similar transaction) in which no “person” (as defined in paragraph (ii) of this subsection) acquires more than 20 percent of the combined voting power of the then outstanding securities of the Bank or Parent, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Bank or Parent, or (C) the adoption of any plan or proposal for the liquidation or dissolution of the Bank;

(ii)	Any person (as such term is defined in Section 3(a)(9) and Section 13(d)(3) of the Exchange Act), corporation, or other entity (other than the Bank, Parent, or any benefit plan, including, but not limited to, any employee stock ownership plan, sponsored by the Bank, Parent, or any subsidiary) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 20 percent or more of the combined voting power of the then outstanding securities of the Bank or Parent ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire such securities); or

(iii)

During any period of two consecutive calendar years, individuals who at the beginning of such period constitute the entire Board of Directors of the Bank or Parent, and any new director (excluding a director designated by a person who has entered into an agreement with the Bank or Parent to effect a transaction described in paragraph (i) or (ii) of this subsection) whose election by the Board of Directors or nomination for election by the shareholders of the Bank or Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (“Incumbent Board”), shall cease for any reason to constitute a majority thereof.

(e)	“Committee” shall mean the Human Resources Committee of the Board of Directors of the Bank, or such other committee of such Board as may as of the time of reference have substantially the responsibilities and duties of the Human Resources Committee as of the Effective Date.

(f)	“Credit Rating Reduction” shall mean the first issuance of a rating of long term deposits with Bank of less than either (i) “Baa3” by Moody’s Investment Service, Inc., or (ii) “BBB” by Standard and Poor’s Ratings Group.

(g)	“Eligible Voters” shall mean (i) Participants employed by the Bank after May 1, 1998 who have unpaid benefits under the Plan and (ii) Beneficiaries of such deceased Participants who have unpaid benefits under the Plan; but excluding (A) after a Change in Control any person who was not a Participant or a Beneficiary sixty-five (65) days prior to the earlier of such Change in Control or the beginning of the Potential Change in Control Period ending with such Change in Control and (B) during a Potential Change in Control Period any person not a Participant or Beneficiary prior to the beginning thereof; provided, however, that in the event there is more than one such Beneficiary with respect to any individual deceased Participant, such Beneficiaries shall have a single vote which shall be cast as determined by a majority in interests of all Beneficiaries of such deceased Participant.

(h)	The “401(k) Plan” shall refer to The People’s Bank 401(k) Employee Savings Plan as adopted by the Bank and as amended through the date hereof and as amended from time to time hereafter.

(i)

“Full Funding Amount” shall mean an amount which the Recordkeeper calculates based on the best information available to it, to be equal to the total amount of any vested and unpaid benefits of all Participants employees of the Bank after May 1, 1998 (and their Beneficiaries) and Beneficiaries of any such deceased Participants as of the valuation requirement date. For purposes of this (i), the “valuation requirement date” refers to (1) the date of an actual Change in Control or (2) the date which is reasonably selected during a Potential Change in Control Period by the Bank or the Trustee, or (3) if such calculation is not on or after a Change in Control or during a Potential Change in Control Period any date which is reasonable and convenient. Calculations and recalculations of the Full Funding Amount

(as described in Section 8 of this Agreement) shall assume that each Participant terminated employment as of the valuation requirement date of such calculation or recalculation. In computing the Full Funding Amount, there shall be added an amount equal to an amount calculated by the Trustee to be likely to be sufficient to provide for all expenses in administering and terminating the Trust and distributing benefits, including reasonable expenses of the Committee and of any litigation or other assertion of claims which the Trustee deems to have a higher degree of probability than extremely remote, including (but not limited to) any such litigation or other assertion of claims which the Trustee may institute or assert against the Bank.

(j)	The Bank shall be considered “Insolvent” and the Bank shall be deemed subject to insolvency for purposes of this Trust Agreement if (i) the Bank is unable to pay its debts as they become due, or (ii) the Bank is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or (iii) the Bank is determined to be insolvent by the Banking Commissioner, Federal Deposit Insurance Corporation, the Federal Reserve Bank, or any other federal or state authority having the power to act as or to appoint a receiver or similar officer in the event it finds the Bank is insolvent.

(k)	“Interim Funding Amount” shall mean an amount which the Recordkeeper calculates based on the best information available to him to be equal to the total amount of any vested and unpaid benefits of (i) all Participants who are employees of the Bank after May 1, 1998, and who as of the Interim Valuation Requirement Date requiring such calculation either (A) are no longer employees of the Bank or (B) have attained age sixty-three (63) and three hundred twenty-five (325) days and (ii) all Beneficiaries of deceased Participants entitled to benefits under the Plan as a result of such deceased Participants’ death. In computing the Interim Funding Amount, there shall be added an amount equal to an amount estimated by the Trustee to be likely to be sufficient to provide for all expenses in administering the Trust and distributing benefits for the sixty (60) months following the relevant Interim Valuation Requirement Date, including reasonable expenses of the Committee (if then in existence) and of any litigation or other assertion of claims which the Trustee deems to have a higher degree of probability than remote, including (but not limited to) any such litigation or other assertion of claims which the Trustee may institute or assert against the Bank.

(l)	“Interim Valuation Requirement Date” shall mean the last date of each fiscal year of the Bank and the date of any Credit Rating Reduction.

(m)	“Parent” shall mean People’s Mutual Holdings, a mutual holding company organized pursuant to the Banking Law of Connecticut, or its corporate successor or assigns; and the determination of whether any corporation or other entity is a successor or assign of People’s Mutual Holdings for purposes of this Agreement shall be made by the CEO or, in the event there is no then acting CEO, by the Board of Directors of the Bank.

(n)	“Participant” shall mean, any employee of the Bank who is covered by the Plan and any former employee of the Bank for whom amounts have been credited pursuant to the provisions of this Plan and who has not yet received her or his full vested benefit hereunder.

(o)	The “Plan” shall mean People’s Bank Supplemental Savings Plan as amended through the date hereof and as it may be amended from time to time hereafter.

(p)	A “Potential Change in Control” shall be deemed to have occurred under this Agreement if (i) the Bank or Parent enters into any agreement the consummation of which would result in the occurrence of a Change in Control, or (ii) the CEO declares in writing that, or the Board of Directors of the Bank or Parent adopts a resolution to the effect that, a Potential Change in Control has occurred.

(q)	“Potential Change in Control Period” shall mean the period commencing on the date that a Potential Change in Control occurs and ending upon the earlier to occur of the following: (i) the date of a Change in Control, or (ii) the date such Potential Change in Control Period ends in accordance with the provisions of the Trust Agreement.

(r)	“Qualified Vote” shall mean the Vote of at least sixty-five (65%) percent of the total number of Eligible Voters.

(s)	“Recordkeeper” shall mean Putnam Fiduciary Trust Company acting pursuant to the Service Agreement, or such other individual or entity as the Bank may retain consistent with the terms of this Plan and the Trust Agreement to maintain records of Participant Accounts pursuant to the terms of the Plan or any other person as the Trustee may select to make computations pursuant to any provision of the Trust Agreement.

(t)	“Restrictions” shall refer to any and all of the following provisions of the Code, the 401(k) Plan and the People’s Bank Employees’ Retirement Plan (the “ERP”);

(i)	Section 415 of the Code and the provisions of the 401(k) Plan in particular, without limitation Sections 5.5, 5.7 and 5.8 thereof, combined with the Restrictions of Article XII of the ERP;

(ii)	Section 402(g) of the Code and the provisions of the 401(k) Plan reflecting said Section 402(g);

(iii)	Section 401(a)(17) of the Code and the provisions of the 401(k) Plan reflecting said Section 401(a)(17).

References to Sections of the Code, Sections of the 401(k) Plan and Articles of the ERP shall include any successor provisions thereto as the Code, the 401(k) Plan, or the ERP may be amended from time to time.

(u)	“Service Agreement” shall mean the agreement entered into between the Bank and Putnam Fiduciary Trust Company effective as of October 3, 1994 entitled “PEOPLE’S BANK SUPPLEMENTAL SAVINGS PLAN Service Agreement” as such agreement may have been and may hereafter be amended, restated or replaced by a superseding agreement between the parties thereto.

(v)	“Super Qualified Vote” shall mean the Vote of at least eighty-five (85%) percent of the total number of Eligible Voters.

(w)	“Trust” shall mean the Trust established and maintained pursuant to the terms of subsection (a) of Section 8 hereof.

(x)	“Trustee” shall mean the entity then acting as Trustee under the Trust Agreement.

(y)	“Vote” shall mean and include a vote in person or by proxy or execution of a written consent signed by a Participant or Beneficiary authorizing or approving any action (including one or more amendments of this Trust Agreement).

(z)	“Trust Agreement” shall mean the trust agreement described in subsection (a) of Section 8 hereof.

(aa)	Pronouns. Unless the context clearly indicates otherwise, pronouns of one gender or number may refer to subjects or objects of a different gender or number.

3. Participation.

(a)	Eligibility and Election to Defer.

Any Employee of the Bank who

(i)	is a participant under the 401(k) Plan,

(ii)	has a salary grade of 10 or higher or was a Participant on or before January 1, 1991, and

(iii)	the Bank determines may be adversely affected by any one or more of the Restrictions.

may elect on the same terms and conditions as set forth in the 401(k) Plan to defer payments of salary and bonus under this Plan. The determination described in (iii) of this (a) and under Subsection (c) of this Section 3 shall be made on the basis of such Employee’s election under the 401(k) Plan or a statement by such Employee of the amount she or he would contribute to the 401(k) Plan but for the effects of any or all of the Restrictions.

(b)	The total amounts deferred under this Plan and under the 401(k) Plan with respect to any Participant shall not exceed the maximum amounts which would be permitted under the provisions of the 401(k) Plan but for the Restrictions.

(c)	Such percentages shall be deducted from the salary or bonus otherwise payable to such Employee in accordance with the procedures employed by the Bank with respect to the 401(k) Plan subject to such modifications as the Bank may reasonably impose. Further, the Bank shall credit under this Plan an amount of Bank Contributions equal to the excess of (i) that which Bank Contributions under the 401(k) Plan with respect to such Participant would be if all such Participant’s Salary Reduction Contributions and Bank Contributions made under the 401(k) Plan or hereunder were made under the 401(k) Plan and there were no limitations under the 401(k) Plan as provided by the Restrictions over (ii) the actual amount of such contributions.

4. Employee’s Credits. All Salary Reduction and Bank Contributions made pursuant to an election by a Participant under the 401(k) Plan shall be deposited to the Participant’s accounts under the 401(k) Plan up to the maximum amount permitted under the 401(k) Plan. Any Salary Reduction Contributions and Bank Contributions made by or credited to a Participant in any Plan Year in excess of the limitations prescribed by the Restrictions shall be credited by the

Bank to the account of the Participant making such contributions or on behalf of whom such Bank Contributions are made. To the extent practicable, such amounts shall be credited as of the date upon which the Salary Reduction Contribution or Bank Contribution hereunder is based would be invested by the Trustee under the 401(k) Plan.

5. Hypothetical Investment. To the extent practicable under procedures available to the Bank, all amounts credited to a Participant’s account hereunder shall be increased or decreased in accordance with such Participant’s investment election under the 401(k) Plan to reflect the value such amount would have if actually so invested as such elections change from time to time. In the event such Participant has different elections under the 401(k) Plan with respect to a balance accumulated as of a certain time on the one hand and contributions received thereafter on the other, to the extent practicable under procedures available to the Bank, such Participant’s hypothetical account shall be deemed to be invested (a) with respect to the balance as of the date of the accumulation described in this sentence in accordance with the investment instructions for such accumulated balance and (b) with respect to amounts credited to his account hereunder after such date in the same way as contributions after such date are invested: Notwithstanding the foregoing, in the event the Participant has any loan balances outstanding with respect to his account under the 401(k) Plan, the amount of such loans shall not be taken into account in determining the proportions in which his account under this Plan is deemed to be invested.

6. Death Benefits. In the event the death of a Participant whether during or after termination of her or his Credited Service, prior to payment of such Participant’s full account balance benefit in accordance with the provisions of Paragraph 7, the unpaid amount shall be paid to such Participant’s Beneficiary designated in a form provided by, and filed with, the Committee. If no such form has been filed, such benefits shall be payable to such Participant’s spouse and if no spouse is then living, to the legal representative of such Participant’s estate. All benefits payable pursuant to this Paragraph 6 hereunder shall be payable in accordance with Paragraph 7.

7. Method of Payment. A Participant’s benefit shall be distributed to such Participant, or in the event of such Participant’s death whether during or after termination of her or his Credited Service, to her or his Beneficiary determined in accordance with the provisions of Paragraph 6 as follows. The Participant’s account balance shall be determined as of the end of the month preceding his last full month of Credited Service. An amount equal to ten percent of such account balance shall be distributed in twelve equal monthly installments on the first day of each of the first twelve months following such termination of Credited Service. As of the first day of the thirteenth month following such termination, the full balance of such Participant’s account shall be distributed to such Participant or in the event of her or his death, to her or his Beneficiary. Notwithstanding the foregoing provisions, all benefits payable under this Plan to or with respect to a Participant whose Credited Service is or has been terminated prior to January 1, 1995, shall be payable in accordance with Plan provisions in effect as of December 31, 1993.

8. Trust; Change in Control; Credit Rating Reduction.

(a)	The Bank has or will within one hundred twenty (120) days after the effective date hereof enter into a Trust Agreement with Morgan Guaranty Trust Company as the Trustee establishing the Trust. The Trust is intended to provide for the funding of the Bank’s obligation to provide benefits under the Plan to the extent provided pursuant to the provisions of (b), (c) and (e) of this Section 8. The substantial overall terms of such Trust Agreement have been approved by the Human Resources Committee on March 30, 1998. In the event of Insolvency of the Bank, assets held under the Trust shall be subject to the claims of the general creditors of the Bank under federal and state law as set forth in the Trust Agreement. In the event of such Insolvency, any and all such assets will be available to satisfy the claims of general creditors of the Bank even if all benefits under the Plan have not otherwise been provided for and even if all such benefits of Employees who have terminated their Credited Service have not been fully provided for. Nothing herein shall be deemed to prohibit Participants or Beneficiaries from asserting claims for Plan benefits as general creditors of the Bank. The Bank may cause, subject to, and in accordance with, the terms of the Trust Agreement, Plan benefits to be provided from the assets of the Trust, the general assets of the Bank, or a combination thereof, as the Bank may determine to be in the Bank’s best interests. No person eligible for, or entitled to, Plan benefits hereunder shall have any property, equitable or security rights in any specific assets of the Bank or held as part of the Trust. The Plan constitutes a mere promise by the Bank to make benefit payments in the future. It is intended that this Plan be unfunded for federal income tax purposes and Title I of the Employee Retirement Income Security Act of 1974, as amended. The obligation to pay all Plan benefits shall be treated as an item of indebtedness by the Bank to the Participant or Beneficiary, and except as otherwise paid from the Trust, such payments shall be made from the general assets of the Bank. All amounts as may be required to be withheld by any applicable federal, state or local law shall be withheld and remitted as required by any such law and payments made to the Participant or any Beneficiary shall be the net amount after withholding.

(b)

The Bank, in the sole discretion of the CEO, may at any time, or from time to time, make deposits (in addition to those required pursuant to subsections (c) and (d) of this Section 8), of cash or other property acceptable to the Trustee in trust with the Trustee to augment the principal of the Trust, such additions to be held, administered and disposed of by the Trustee as provided in the agreement setting forth the terms of the Trust. Neither the

Trustee nor any Participant or Beneficiary shall have any right to compel such additional deposits.

(c)	Upon a Potential Change in Control or a Change in Control, the Bank shall, as soon as possible, but in no event longer than thirty (30) days following such Potential Change in Control or Change in Control, make a contribution to the Trust of cash or other property acceptable to the Trustee which when added to the total value of the Trust Fund would equal the Full Funding Amount. In the event of a Potential Change in Control, the Full Funding Amount shall be recalculated in the event such Potential Change in Control Period extends beyond the required valuation date used in the first or other last subsequent computation made as a result of such Potential Change in Control Period. In the event that the Trustee later determines that provision made in determining the Full Funding Amount for expenses was not adequate, the Bank shall make additional deposits to provide for such expenses as determined by the Trustee from time to time.

(d) (i)	No more than thirty (30) days after the date of a Credit Rating Reduction, the Bank shall:

(a)	Cause the Recordkeeper to compute the Interim Funding Amount as of a date reasonably selected by the Recordkeeper which shall be no more than thirty (30) days prior to such Interim Valuation Requirement Date and deliver to the Trustee the Recordkeeper’s certification or other written statement satisfactory to the Trustee of such Interim Funding Amount; and

(b)	Pay to the Trustee an amount which when added to the value of the Trust Fund as of a date selected by the Bank (no more than ten (10) days prior to the date of such payment) would result in a sum equal to or greater than such Interim Funding Amount.

(ii)	No more than sixty (60) days after the last day of each fiscal year of the Bank, the Bank shall:

(a)	Cause the Recordkeeper to compute the Interim Funding Amount as of such last day and deliver to the Trustee the Recordkeeper’s certification or other written statement satisfactory to the Trustee of such Interim Funding Amount; and

(b)	Pay to the Trustee an amount which when added to the value of the Trust Fund as of such last day would result in a sum equal to or greater than such Interim Funding Amount.

9. Nonassignability.

The Plan is designed to provide payment of benefits solely for the support of the Participant and, to the extent of any death benefits, such Participant’s beneficiary. No person eligible for or entitled to a benefit payable hereunder shall have any right, power or authority to anticipate, assign, sell, transfer, pledge or otherwise encumber, whether by voluntary action or by operation of law, the right to receive such benefit payment nor shall such right otherwise be subject to encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s Beneficiary.

10. Administration.

The Plan shall be administered by the Committee. The Committee may delegate its administrative authority to officers or other employees of the Bank, provided that no such delegate shall determine his own benefits hereunder. The Committee shall have complete and discretionary authority to determine eligibility, the amount of benefits payable under the Plan and to otherwise construe, interpret and apply the provisions of the Plan and its determinations shall be conclusive on the Bank, its employees and any other person claiming any benefit under the Plan. Notwithstanding the foregoing provisions of this Section 10, any determination made by the Committee upon or after a Change in Control or during a Potential Change in Control Period shall be binding only if accepted by the Participant or Beneficiary and, to the extent not so accepted, such determination of the Committee shall be of no effect and given no weight and such Participant or Beneficiary shall have his rights determined in accordance with the procedures of any of the provisions of the Trust Agreement, and the Bank shall pay to the Trustee any funds necessary to provide such benefits as so determined.

11. Claims Procedure.

(a)

The Committee from time to time may, and upon reasonable written request from a Participant or after his death a Beneficiary shall, provide information to each Participant, or if applicable, such Participant’s Beneficiary, as to the amount of benefits to which such person is entitled. If a claimant disagrees with the Committee’s computation, such person shall file with the Committee, in writing and sent by registered or certified mail, such claim for benefit or additional benefits. If no claim is received by the Committee within the later of thirty (30) days after the Participant retires or otherwise terminates service with the Bank or sixty (60) days after such claimant receives written notification of benefits from the Committee, no such claim shall be permitted and the Committee’s computation will be final. In the event any such claim is filed, the Committee shall exercise its best efforts to act upon such claim within sixty (60) days after its receipt. If such claim is denied, in whole or in part, the Committee shall give notice in writing, by mail, of such denial to the claimant, setting forth (i) the specific reasons for such denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) advice to the effect that the claimant may request a full review of such claim by filing with the Committee, within sixty (60) days after such notice has been mailed, a request for such review. In the event such request is submitted, the Committee shall review the claim within sixty (60) days and the claimant shall be given written notice of the result of such review. Such notice shall include specific reason for the decision and shall be final.

(b)	During a Potential Change in Control Period or upon or after a Change in Control, a Participant or Beneficiary at his election may determine at any time not to follow or to cease following the procedures set forth in this Section 11, and to assert and enforce any claims under the Plan without regard to the provisions of this Section 11, including enforcing any remedies in accordance with the provisions of the Trust Agreement.

12. Amendment and Termination.

(a)	The Committee may amend the Plan from time to time; provided, however, that no such amendment shall have the effect of reducing any vested benefit under the Plan.

(b)	Notwithstanding the provisions of subsection (a) of this Section 12, (i) an amendment to subsection (c) of Section 8 hereof, or to the definitions of Change in Control, Potential Change in Control, Potential Change in Control Period or Change in Control Agreement, or eliminating or reducing the rights or authority of the Advisory Committee provided by Section 14 hereof may be made only in the event it is approved by a Qualified Vote and (ii) an amendment to reduce the funding requirements pursuant to Section 8(d) or changing the definition of Interim Funding Amount or Interim Valuation Requirement Date may be made only in the event it is approved by the vote of sixty-five percent (65%) of all Participants who are employed by the Bank after May 1, 1998, and not employed by the Bank at the time of such vote; and

(c)	The Bank reserves the right to terminate the Plan or to cease benefit accruals under the Plan at any time. However, except as may be required pursuant to any applicable federal, state or local law, any Plan benefit then accrued and vested shall remain payable in accordance with the terms of the Plan to the extent then accrued.

13. Construction.

(a)	The Plan shall be administered in accordance with the laws of Connecticut, to the extent applicable, and not preempted by any other applicable federal law.

(b)	Nothing in the Plan shall be construed to confer upon any person any legal right to be continued as an employee of the Bank. The Bank expressly reserves the right to discharge any employee whenever the interest of the Bank in its sole judgment may so require without any liability on the part of the Bank. The Bank shall be the Plan Administrator of the Plan.

(c)	It is intended that the Plan be and remain a bona fide deferred compensation plan for purposes of Part 359 of Federal Deposit Insurance Corporation (“FDIC”) as defined by the provisions of FDIC Reg § 359.1(d) and the terms of the Plan shall be so construed in the event of any ambiguity.

(d)	The benefits payable under the Plan shall not be limited by the provisions of any other agreement entered into by the Bank and any Participant prior to the Effective Date relating to payments in the event of Change in Control; but benefits under any such other agreement may, if such other agreement so provides, be reduced as a result of benefits payable under the Plan.

(e)	The provisions of this Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns, and references to the Bank herein shall include its successors and assigns. References to Parent shall include its successors and assigns.

(f)	Unless the context clearly indicates otherwise, pronouns of one gender or number may refer to subjects or objects of a different gender or number.

14. Advisory Committee.

(a)

During a Potential Change in Control Period or upon or after a Change in Control, a majority of Plan Voters at any time, and from time to time, may appoint an Advisory Committee to monitor and represent the interests of the Plan Voters and the Beneficiary of any deceased Participant with respect to the Plan, and the Trust. The Advisory Committee shall be composed of one to three individuals, some or all of whom may (but none of whom shall be required to) be Plan Voters. The Advisory Committee shall act by majority vote unless it unanimously agrees otherwise and shall otherwise adopt its own procedures which may include authorizing one member thereof to act for the Advisory Committee. Any member of the Advisory

Committee may resign by giving written notice to the other members thereof, or, if he is the sole member, to a majority or all of the then Plan Voters. Any member may be removed by action of a majority of Plan Voters, and additional members, including replacement of any resigned, removed or deceased member may be designated by action of a majority of Plan Voters. All actions by any Participant shall be in a writing signed by such Participant. A Participant may sign a single writing effectuating removal and replacement. For purposes of this Section 14, the term “Plan Voters” shall mean each individual who is an employee of the Bank after May 1, 1998 and who is a Participant in this Plan; but excluding (a) after a Change in Control any person who was not a Plan Voter prior to the earlier of such Change in Control or the beginning of the Potential Change in Control Period ending with such Change in Control and (b) during a Potential Change in Control Period any person not a Plan Voter prior to the beginning thereof. For purposes of this Section 14, the term “Plan Voter” shall mean at anytime all individuals who were employed at the Bank after the Effective Date and who are Participants exclusive of (i) after a Change in Control any person who was not a Plan Voter prior to the earlier of such Change in Control or the beginning of the Potential Change in Control Period ending with such Change in Control and (ii) during a Potential Change in Control Period any person not a Plan Voter prior to the beginning thereof.

(b)

The purpose of the Advisory Committee shall be to disseminate information concerning the Plan, and the Trust to Plan Voters and Beneficiaries of deceased Plan Voters, to gather information and data concerning, and otherwise investigate, inquiries, controversies, or disputes deemed reasonable by the Advisory Committee and raised by any Participant or any such Beneficiary, to discuss such matters with the CEO of the Bank or members of the Board, or of the Human Resources Committee of the Board, the Actuary or the Trustee, and to take any action authorized under the Trust Agreement with respect to any such inquiries, controversy or dispute which it, in its discretion, deems reasonable to protect the legitimate interest of any Participant or Beneficiary, and monitor and report to Plan Voters and Beneficiaries of deceased Plan. Voter with respect to litigation or arbitration proceedings under the Plan. The Advisory Committee may (but shall not be required to) negotiate on behalf of any Plan Voter or Beneficiary of a deceased Plan Voter; provided, however, that in no event shall the Advisory Committee be deemed authorized to institute any legal or arbitration proceedings hereunder or enter into any agreement purporting to settle or limit the rights of any Participant or Beneficiary under the Plan or in or to the Trust or its assets. Nothing herein shall prohibit a Participant or Beneficiary of a deceased Participant individually or with others

(whether or not as a class action) from instituting legal or arbitration proceedings to enforce his own rights under the Plan while the Advisory Committee is negotiating pursuant to the provisions of this Section whether or not such Participant or Beneficiary is a member of the Advisory Committee.

(c)

Without request or demand, the Advisory Committee shall be entitled to all reports, information, and data to which the Bank is entitled (without request or demand) under the Trust Agreement and any other reports, information, or data received by the Bank from the Trustee or the Actuary. The Bank shall give the following written notices to the Advisory Committee (which the Advisory Committee may waive if deemed in the best interest of Plan Voters): (i) twenty (20) days prior to the payment of any benefits or other sums from the Trust other than Trustee’s fees and expenses in the operations of the Plan, the amount to be so paid, the computation thereof, and the amount of any benefits under the Plan and Trustee’s fees and expenses to be paid from the Bank’s general assets; (ii) no later man five (5) days after making any contribution to the Trust, the amount of such contribution and the Recordkeeper’s certification and detailed computations on the basis of which the determination of such amount was made; (iii) any amendments proposed to be made to the Trust Agreement twenty (20) days prior to the Bank’s requesting from Participants a Qualified Vote or a Super Qualified Vote; (iv) within five (5) days after any substitution of Trust assets by the Bank; (v) at least twenty (20) days before any change in investment policy is made by the Committee or other authorized body under the Trust Agreement; (vi) twenty (20) days after the close of each calendar quarter, a report of all contributions to and payments from, the Trust Fund during such quarter; (vii) five (5) days prior to any change of Recordkeeper, the name and address of the proposed new Recordkeeper and a brief description of its relevant experience and controlling shareholders, and the reasons for such change; (viii) five (5) days prior to any change n the Service Agreement, a full description of, or a copy of such changes; (ix) within five (5) days of any change in any member of the Human Resources Committee of the Board of Directors of the Bank or of any individual to whom it delegates any authority with respect to the Plan or any change in authority previously so delegated to an individual, the name of any new member of the Committee, the name of any person no longer serving as such a member, the name of any additional person to whom such authority has been granted, the name of any person from whom such authority has been taken and a description of any change in any such authority granted to any person; and (x) within five (5) days of any change in the 401(k) Review Committee, the name of any new person and the name of any person no longer serving as such a member. The Advisory

Committee, or a person designated by it, may vote on behalf of any Participant who so authorizes it or a delegate chosen by it to vote on behalf of such Participant pursuant to any provision of the Trust Agreement. Acquiescence or inaction by the Advisory Committee shall not be deemed to be approval or consent and in any event shall in no way bind or limit the rights of Participants or Beneficiaries of deceased Participants.

IN WITNESS WHEREOF, the Bank, acting by its undersigned officer, duly authorized, hereby executes the Plan to be effective as herein provided.

PEOPLE’S BANK

By:

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